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                                                                     EXHIBIT 4.1

                         AMENDMENT NO. 1 TO AMENDED AND
                            RESTATED RIGHTS AGREEMENT

      THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED RIGHTS AGREEMENT (the "Amendment"), is entered into as of the 12th day of July, 2006, by and between CROWN CRAFTS, INC., a Delaware corporation (the "Company"), and COMPUTERSHARE INVESTOR SERVICES, LLC (successor to SunTrust Bank) (the "Rights Agent").

                              W I T N E S S E T H:

      WHEREAS, the Company and the Rights Agent entered into that certain Amended and Restated Rights Agreement dated as of August 6, 2003 (the "Rights Agreement");

      WHEREAS, Section 27 of the Rights Agreement permits the amendment of the Rights Agreement by the Board of Directors of the Company (the "Board"); and

      WHEREAS, pursuant to a resolution duly adopted as of June 13, 2006, the Board authorized and directed the execution and delivery of this Amendment;

      NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

      1. AMENDMENT OF SECTION 1(a). Section 1(a) of the Rights Agreement is hereby amended by deleting the text of such Section 1(a) in its entirety and substituting the following in lieu thereof:

            "(a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 5% or more of the Common Shares of the Company then outstanding, but shall not include:

            (i) the Company;

            (ii) any Subsidiary (as such term is hereinafter defined) of the Company;

            (iii) any employee benefit plan of the Company or any Subsidiary of the Company;

            (iv) any entity holding Common Shares for or pursuant to the terms of any such plan;

            (v) E. Randall Chestnut or any of his lineal descendants or any trust of which he or any such descendant is a trustee, so long as Mr. Chestnut, any such descendant and any such trust do not beneficially own, in the

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            aggregate, more than 15% of the Common Shares of the Company then outstanding; or

            (vi) any Person whose ownership (together with all Affiliates and Associates of such Person) of 5% or more of the Common Shares of the Company then outstanding will, in the sole discretion of the Company's Board of Directors, not jeopardize or endanger the availability to the Company of its net operating loss carryforwards to be used to offset its taxable income in such year or future years.

            The Persons described in clauses (i) through (vi) above are referred to herein as "Exempt Persons."

            Notwithstanding the foregoing, (i) no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 5% or more of the Common Shares of the Company then outstanding, provided that if a Person shall become the Beneficial Owner of 5% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person"; (ii) any Person who would otherwise qualify as an Acquiring Person as of the close of business on April 29, 2003 pursuant to the foregoing provisions of this paragraph
      (a) shall not be deemed to be an Acquiring Person for any purpose of this Agreement on and after such date unless and until such Person, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of a percentage of Common Shares of the Company then outstanding in excess of the sum of 1% and the percentage of Common Shares of the Company Beneficially Owned by such Person and all Affiliates and Associates of such Person as of the close of business on April 29, 2003, provided that the foregoing exclusion shall cease to apply with respect to any Person at such time as such Person, together with all Affiliates and Associates of such Person, ceases to Beneficially Own 5% or more of the Common Shares of the Company then outstanding; and (iii) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an Acquiring Person for any purposes of this Agreement."

      2. AMENDMENT OF SECTION 20. Section 20 of the Rights Agreement is hereby amended by adding the following as subsection (l) thereto:

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            "(l) Notwithstanding anything to the contrary contained herein, the
      Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control, including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest."

      3. AMENDMENT OF SECTION 21. Section 21 of the Rights Agreement is hereby amended by adding the following sentence immediately after the first sentence of such Section 21:

      "In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination, and any notice required hereunder will be sent by the Company."

      4. EFFECTIVENESS. This Amendment shall be effective as of the date hereof, and except as specifically amended hereby, the Rights Agreement is hereby reaffirmed by each of the parties hereto and shall remain unchanged and in full force and effect.

      5. CERTIFICATION. The undersigned officer of the Company certifies by the execution hereof that this Amendment complies with the terms of Section 27 of the Rights Agreement.

      6. ENTIRE AGREEMENT; SEVERABILITY. This Amendment (together with the Rights Agreement) contains the entire agreement among the parties hereto relating to the matters provided herein, and no representations, promises or agreements, oral or otherwise, not expressly contained or incorporated by reference herein or therein shall be binding on the parties hereto. The provisions of this Amendment are severable and the invalidity of one or more of the provisions herein shall not have any effect upon the validity or enforceability of any other provision hereof.

      7. GOVERNING LAW. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Georgia, without giving effect to any principles of conflict of laws.

      8. COUNTERPARTS. This Amendment may be executed and delivered (including delivery by facsimile) in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

                            [Signature page follows.]

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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.

                           CROWN CRAFTS, INC.

                           By: /s/ E. Randall Chestnut
                               -------------------------------------------------
                               E. Randall Chestnut
                               President and Chief Executive Officer

                           COMPUTERSHARE INVESTOR SERVICES, LLC, AS RIGHTS AGENT

                           By: /s/ Michael J. Lang
                               -------------------------------------------------
                           Name: Michael J. Lang
                                 -----------------------------------------------
                           Title: Sr. Director, Relationship Management
                                  ----------------------------------------------

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